Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

General

As of December 31, 2019, MassRoots, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to “we,” “us,” “our” and the “Company” refer to MassRoots, Inc. and not to any of its subsidiaries.

The following description of our common stock and certain provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws (“Bylaws”) are summaries and are qualified in their entirety by reference to the full text of our Certificate of Incorporation and Bylaws, each of which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Common Stock

We are authorized to issue up to a total of 500,000,000, par value $0.001 per share. As of December 31, 2019, 384,266,948 shares of the Company’s common stock were issued and outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Our stockholders are not permitted to cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors (“Board”) out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities, subject to rights, if any, of the holders of any of our other securities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our Board, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

As of December 31, 2019, our Board has designated 6,000 shares of preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 2,000 shares of preferred stock as Series B Convertible Preferred Stock (“Series B Preferred Stock”) and 1,000 shares of preferred stock as Series C Convertible Preferred Stock (“Series C Preferred Stock”). As of December 31, 2019, no shares of Series A Preferred Stock, no shares of Series Preferred Stock and 1,000 shares of Series C Preferred Stock were issued and outstanding.

Series A Preferred Stock

Dividends. The holders of Series A Preferred Stock shall have no dividend rights except as may be declared by the Company’s Board.

Liquidation. The Series A Preferred Stock rank (i) senior to the Company’s common stock and Series B Preferred Stock and (ii) senior to or on parity with all other classes and series of the Company’s preferred stock, unless otherwise specified, with respect to the payment of dividends and distributions of the assets of the Company upon liquidation, dissolution or winding up of the Company.

In the event of a liquidation, dissolution or winding up of the Company, or in the event of the Company’s insolvency (a “Liquidation”), the holders of outstanding shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”), before any distribution or payment is made to any holders of common stock or any class or series of the Company’s capital stock which is, with respect to the junior stock, an amount per share of Series A Preferred Stock equal to the sum of (1) the Series A Preferred Stock Applicable Per Share Stated Value (as defined below) plus (2) declared and unpaid dividends, if any, thereon.

Voting. Except as otherwise required by law, holders of Series A Preferred Stock shall be entitled to vote, together as a class with the holders of common stock, on all matters submitted to stockholders of the Company and shall have the number of votes equal to the number of shares of common stock such Series A Preferred Stock are convertible into.

Conversion. Each share of Series A Preferred Stock shall be convertible into such number of shares of the Company’s common stock determined by dividing (i) the Series A Preferred Stock Applicable Per Share Stated Value by (ii) the Series A Conversion Price. The “Series A Preferred Stock Applicable Per Share Stated Value” means $1,250 per share, subject to adjustment. The “Series A Preferred Stock Conversion Price” means $0.05, subject to adjustment. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that, as a result of such exercise, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Redemption. At any time and from time to time on or after the issuance date of the Series A Preferred Stock and 24 months thereafter, any holder of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then shares of Series A Preferred Stock redeemed by the Company for a price per share of $980.39, plus all unpaid accrued and accumulated dividends, if any.

Series B Preferred Stock

Dividends. The holders of Series B Preferred Stock shall have no dividend rights except as may be declared by the Company’s Board.

Liquidation. The Series B Preferred Stock rank (i) senior to the Company’s common stock, (ii) senior to or on parity with all other classes and series of the Company’s preferred stock, unless otherwise specified and (iii) junior to the Series A Preferred Stock with respect to the payment of dividends and distributions of the assets of the Company upon liquidation, dissolution or winding up of the Company.

In the event of a Liquidation, the holders of outstanding shares of the Series B Preferred Stock shall be entitled to be paid the Available Assets before any distribution or payment is made to any holders of common stock or any class or series of the Company’s capital stock which is, with respect to the junior stock, an amount per share of Series B Preferred Stock equal to the sum of (1) the Series B Preferred Stock Applicable Per Share Stated Value (as defined below) plus (2) declared and unpaid dividends, if any, thereon.

Voting. Except as otherwise required by law, holders of Series B Preferred Stock shall be entitled to vote, together as a class with the holder of common stock, on all matters submitted to stockholders of the Company and shall have the number of votes equal to the number of shares of common stock such Series B Preferred Stock are convertible into.

Conversion. Each share of Series B Preferred Stock shall be convertible into such number of shares of the Company’s common stock determined by dividing (i) the Series B Preferred Stock Applicable Per Share Stated Value by (ii) the Series B Preferred Stock Conversion Price. The “Series B Preferred Stock Applicable Per Share Stated Value” means $1,250 per share, subject to adjustment. The “Series B Preferred Stock Conversion Price” means $0.05, subject to adjustment. The Company is prohibited from effecting a conversion of the Series B Preferred Stock to the extent that, as a result of such exercise, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Series C Preferred Stock

Dividends. The holders of Series C Preferred Stock shall have no dividend rights except as may be declared by the Board.

Liquidation. The Series C Preferred Stock rank (i) senior to the Company’s common stock and (ii) senior to or on parity with all other classes and series of the Company’s preferred stock, unless otherwise specified with respect to the payment of dividends and distributions of the assets of the Company upon liquidation, dissolution or winding up of the Company.

In the event of a Liquidation, the holders of outstanding shares of the Series C Preferred Stock shall be entitled to be paid the Available Assets before any distribution or payment is made to any holders of common stock or any class or series of the Company’s capital stock which is, with respect to the junior stock, an amount per share of Series C Preferred Stock equal to the sum of (1) the Series C Preferred Stock Applicable Per Share Stated Value plus (2) declared and unpaid dividends, if any, thereon. The “Series C Preferred Stock Applicable Per Share Stated Value” means $10 per share, subject to adjustment.

Voting. Except as otherwise required by law, the holders of Series C Preferred Stock shall be entitled to vote, together as a class with the holders of common stock, on all matters submitted to stockholders of the Company. The holders of all the Series C Preferred Stock shall be entitled to vote, in the aggregate, such number of shares equal to 40% of the then issued and outstanding shares of common stock on a pro-rata basis.

Automatic Conversion. Each share of Series C Preferred Stock shall automatically convert into 1,000 shares of the Company’s common stock upon the earlier of (i) the listing of the Company’s securities on a national securities exchange and (ii) a Change in Control (as defined in the Series C COD).

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our company.

Board of Directors Vacancies

Our Bylaws authorize our Board to fill vacant directorships. In addition, the number of directors constituting our Board may be set only by resolution of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice of their intent in writing. To be timely, such stockholder’s written notice must be delivered to or mailed and received by our Secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year. However, in the case of an annual meeting of stockholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of stockholders in the immediately preceding year, any such written proposal of nomination must be received by the Board not less than 10 calendar days after the date we mail notice to our stockholders of the date that the annual meeting of stockholders will be held or we issue a press release or otherwise publicly disseminated notice that an annual meeting of stockholders will be held and the date of the meeting.  These provisions may preclude our stockholders from bringing matters before our meeting of stockholders or from making nominations for directors at our meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public and private offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our common stock is quoted on the OTC Pink Tier of the OTC Markets under the symbol “MSRT.”

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186.

4